UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2023 (August 23, 2023)

Inhibitor Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13467	30-0793665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4905 South West Shore Blvd

Tampa, FL 33611

(813) 864-2562

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On August 23, 2023, the Board of Directors (the “Board”) of Inhibitor Therapeutics, Inc. (the “Company”) increased the number of directors on the Board from four (4) members to seven (7) members and appointed Ronald E. Osman to fill one of the vacancies of the Board. Mr. Osman will be a non-independent director and will not serve on any committee.

Mr. Osman (a) is not a party to any arrangement or understanding with any other person pursuant to which he was selected as a director of the Company and (b) has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

Below is Mr. Osman’s biography:

Mr. Osman, age 77, is the founder of Ronald E. Osman & Associates, Ltd. He has been a licensed attorney for over 40 years, representing clients in a variety of issues before both state and federal courts. His practice has concentrated on complex civil litigation, including actions brought under the Federal False Claims Act which resulted in recovery of over $500 Million for Medicare, Medicaid, and other federal health insurance programs. He has provided expert testimony to the United States Senate and numerous federal courts regarding the Federal False Claims Act and has been actively involved in drafting and modifying both federal and state legislation, including the Federal False Claims Act, Liability Standards for Medicare Contractors, and the Illinois Hydraulic Fracturing Regulatory Act. In addition to his law practice, Mr. Osman is Chairman of the Board of Cell Culture, Inc. (C3), one of the founders of Rural Health, Inc., a not-for-profit Illinois corporation that provides medical services to patients in southern Illinois counties, and he supports the efforts of several charitable not-for-profits in Missouri and Illinois. He has been involved in efforts with the United States Department of Health and Human Services and Federal Drug Administration related to standards for use in testing and approving cancer treatment methods. Prior to becoming an attorney, Mr. Osman served in the United States Marine Corp, where he was a Commanding Officer of Artillery Battery and Headquarters Company and received an Officer of the Deck qualification from the U.S. Navy. Additionally, both prior to becoming an attorney and concurrently with his practice of law, Mr. Osman worked in the agriculture industry, starting as a farm laborer on his father’s vegetable farm at age 12 and going on to own and operate an approximate 5,000 acre farming operation with his brother and to own and lease approximately 5,160 acres of farm ground in the State of Bahia, Brazil.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 12, 2023, the Board amended the Bylaws (the “Amended and Restated Bylaws”) to, among other things: (i) provide that stockholders holding an aggregate of at least 50% of the entire capital stock issued and outstanding and entitled to vote at the meeting are required in order to bring business to be conducted at an annual meeting; (ii) expand the roles and duties of a Chief Financial Officer and a Secretary of the Company; (iii) to provide for the reimbursement of indemnified individuals in accordance with the laws of Delaware; (iv) increased the threshold of stockholder votes required for the amendment, repeal, or removal of the Amended and Restated Bylaws from a majority of the stockholders entitled to vote at such meeting to sixty-six and two-thirds percent (66 2/3%) of the stockholders entitled to vote at such meeting, and (v) remove all references and requirements related to the Amended and Restated Equity Holders Agreement by and among the Corporation, Mayne Pharma Ventures Pty Ltd, Hedgepath LLC, Frank E. O’Donnell, Jr., MD and Nicholas J. Virca.

The foregoing summary of the Amended and Restated Bylaws is qualified by reference to the complete text of the Amended and Restated Bylaws which is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report.

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Bylaws of the Company, adopted on July 12, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2023	INHIBITOR THERAPEUTICS, INC.

	By:	/s/ Francis E. O’Donnell
	Name:	Francis E. O’Donnell
	Title:	Executive Chairman and Chief Executive Officer